                                                                   Exhibit 10.65

                         COMPREHENSIVE CARE CORPORATION

                        COMMON STOCK PURCHASE AGREEMENT


         THIS COMMON STOCK PURCHASE AGREEMENT ("Purchase Agreement") is made and entered into as of the 15th day of August, 1995, by and among COMPREHENSIVE CARE CORPORATION, a Delaware corporation (the "Company"), and the persons whose names appear on the signature pages hereof (hereinafter collectively called the "Purchasers").


                                R E C I T A L S:

         A. The Company desires to obtain financing by issuance of its authorized and previously unissued shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"); and

         B. The Purchasers desire to acquire shares of the Common Stock (such shares referred to herein individually as a "Share" and collectively as the "Shares") on the terms and conditions set forth herein.


                               A G R E E M E N T:

         NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATIONS, IT IS AGREED as follows:

         1. Issue of the Shares. Subject to the terms and conditions hereof, the Company has authorized the issuance of Shares to the Purchasers (allocated as provided in Section 9 hereof) for a purchase price of $6.00 in cash for each Share. The purchase price will be payable upon the execution and delivery of this Purchase Agreement by wire transfer or certified or cashier's check in same-day or next-day funds as directed by the Company in writing.

         2. Representations and Warranties of the Company. The Company represents and warrants that, except as set forth on a Schedule or supplement hereto:

                 2.1 The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and duly qualified to do business and in good standing as a foreign corporation in the State of California and each state in which the nature of its business or properties requires such qualification (except where failure as to qualify would not have a material adverse effect on the Company taken as a whole), with full power and authority, corporate and otherwise, to enter into and perform this Purchase Agreement, and to execute and deliver the various instruments and documents provided for herein.

                 2.2 The execution, delivery and performance by the Company of this Purchase Agreement, and the making, execution and delivery by the Company of the instruments contemplated hereby, have been duly authorized by all necessary corporate action and will not violate any provision of law, court order or decree, or of its Certificate of Incorporation or
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Bylaws, or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any agreement or instrument to which it is a party, or by which it or its property may be bound or affected. This Purchase Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

                 2.3      Except as set forth in a Schedule attached hereto,
(a) there are no material lawsuits or proceedings pending, or, to the Company's knowledge, threatened against or affecting the Company and (b) there are no proceedings before any governmental commission, bureau or other administrative agency pending, or, to the Company's knowledge, threatened against the Company.

                 2.4 The authorized capital of the Company is 12,500,000 shares of Common Stock, $0.01 par value per share, the number of which were outstanding as of a recent date is set forth on Schedule 2.4 hereto, and 60,000 shares of Preferred Stock, $50.00 par value per share, of which no shares are issued and outstanding. There are no shares of Common Stock reserved for issuance for options, warrants or conversion of convertible securities, except as listed on a Schedule hereto.

                 2.5 The Company's subsidiaries are as set forth in a Schedule attached hereto.

                 2.6 The minute books of the Company have been properly kept and reflect all transactions entered into by the Company which require submission to or action by the stockholders or directors of the Company.

                 2.7 Any and all licenses and approvals required by the Company for the conduct of its business have been obtained from the federal, state, or local authorities concerned, all of which are in good standing.

                 2.8 The Shares of Common Stock issuable under this Purchase Agreement have been duly authorized and, when issued against payment therefor, will be validly issued, fully paid and nonassessable.

                 2.9 Except for any applicable requirements of state securities laws (as to which no representations or warranties are made), no governmental permit, consent, approval or authorization is required in connection with (i) the execution and delivery of this Purchase Agreement by the Company or (ii) the offer, sale, issuance and delivery of the Shares contemplated hereby by the Company; provided that, all representations made to the Company by the Purchasers in this Purchase Agreement and in any other document or instrument delivered in connection herewith are assumed for purposes of this representation and warranty to be accurate and complete.

                 2.10 Included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994 are the consolidated balance sheets of the Company at May 31, 1994 and May 31, 1993, and the consolidated statements of operations, cash flows and stockholders' equity for the year ended May 31, 1994, with the report thereon of Arthur Andersen LLP, independent accountants. Included in the Company's Quarterly Reports on Form 10-Q for the quarters ended August 31, 1994, November 30, 1994 and February 28, 1994 are the unaudited




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consolidated balance sheets of the Company as of such dates, the unaudited consolidated statements of operations for the three-month periods ended on such dates and for the corresponding prior year periods, and the unaudited consolidated statements of cash flows for the three-month periods ended on such dates and for the corresponding prior year periods.

                 2.11 None of the Company's reports and filings with the Securities and Exchange Commission ("SEC") contained a misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made or omitted, not misleading.

                 2.12 The Company Common Stock is traded on The New York Stock Exchange, Inc. ("NYSE"). No assurance is made as to any future NYSE listing of Shares of Common Stock.

                 2.13 The proceeds received by the Company from the Shares will be applied to general corporate purposes.

         3.      Representations of Each of the Purchasers.

                 3.1 Investment Representations. This Purchase Agreement is made with Purchasers by the Company in reliance upon the Purchasers' representations to the Company, which by Purchasers' acceptance hereof, Purchasers confirm, severally and not jointly, except as indicated herein, that
(a) Purchasers are acquiring the Shares for investment for their own account and not for the beneficial interest of any other person, and not with a view to the resale or distribution thereof, and that Purchasers will not distribute, sell or otherwise dispose of the Shares except as permitted under the Securities Act of 1933, as amended (the "Act"), the General Rules and Regulations thereunder, and all applicable State "Blue Sky" laws; (b) Purchasers have been afforded access to information and have been informed fully concerning the Company, its financial condition and business prospects;
(c) Purchasers' financial circumstances are such as to permit Purchasers to make this investment without having a present intention or need to liquidate their investment and Purchasers also severally acknowledge their awareness that their investment is subject to substantial risk of loss; (d) Purchasers severally confirm further that they have been advised that Shares have not been registered under the Act, and that, accordingly, the Shares will be what is commonly known as "restricted securities," and are not freely transferrable by the Purchasers except pursuant to an exemption from registration under the Act, such as Rule 144, the substance of which is known to the Purchasers; (e) the Purchaser is either a person with a preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons or because of the business or financial experience of the Purchaser or its professional advisers who are unaffiliated with, and not compensated by, the Company, any affiliate or any selling agent, directly or indirectly, have the capacity to protect their own interests in connection with the transaction;
(f) the investment of each Purchaser is equal to or exceeds $150,000, each Purchaser is able to bear the economic risk of such person's investment, and the investment does not exceed 10% of the Purchaser's net worth or joint net worth with the person's spouse; (g) each Purchaser who is an individual has a net worth, or a joint net worth with the person's spouse, that exceeds $1,000,000, or an income that exceeded $200,000, or joint income with such person's spouse that exceeded $300,000, in the last two years and reasonably expects such income in this year to also exceed such amount, and each Purchaser that is an entity has equity owners all of whom are individuals meeting said requirements or are entities that are





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accredited investors; (h) Purchaser is an accredited investor as defined in
Rule 501(a) under Regulation D pursuant to the Act and any applicable state or foreign securities laws and has reviewed and is familiar with such standards;
(i) a reasonable time prior to the sale of Shares, the Company provided to Purchaser (A) the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994; (B) the information contained in the Company's definitive proxy statements, Forms 10-Q and Forms 8-K filed since May 31, 1994; (C) a brief description of the Shares, the use of the proceeds from the offering, and any material changes in the Company's affairs not disclosed in the documents furnished; (D) information identifying the contents of the material exhibits to the Company's Form 10-K, and if requested in writing, such exhibits; and (E) the opportunity to ask questions and receive answers concerning the terms of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify other required information; (j) Purchaser was not offered or sold the Shares by means of any general solicitation or general advertising, including but not limited to any advertisement, article, notice or communication published in any print or broadcast media or any seminar or meeting to which attendees were invited by any general solicitation or advertising; (k) no Purchaser that is an entity was formed for the specific purpose of purchasing the Shares; and (l) each Purchaser that is a trust has total assets in excess of $5,000,000 and its purchase of the Shares is directed by a sophisticated person with such knowledge in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment.

                 3.2 Other Representations. Each Purchasers, severally and not jointly, represents as follows: (a) No governmental permit, consent, approval or authorization is required in connection with (i) the execution and delivery of this Purchase Agreement by the Purchaser or (ii) the purchase of the Shares contemplated hereby by the Purchaser; (b) if Purchaser is an entity, the Purchaser is duly organized and validly existing in good standing under the laws of the state in which it is organized, and if Purchaser is an individual, the Purchaser has capacity, and in either case with full power and authority to enter into and perform this Purchase Agreement, and to execute and deliver the various instruments and documents provided for herein; (c) the execution, delivery and performance by the Purchaser of this Purchase Agreement, and the making, execution and delivery by the Purchaser of the instruments contemplated hereby, have been duly authorized by all necessary corporate action and will not violate any provision of law, court order or decree, or of its charter or bylaws, or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to any agreement or instrument to which it is a party, or by which it or its property may be bound or affected; and (d) this Purchase Agreement is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

         4. Condition to Issuance; Authority to List Shares on NYSE. So long as the Company's Common Stock continues to be listed on the NYSE, the obligation of the Company to issue, and the Purchasers to accept, the Shares is conditioned upon the prior occurrence of one of the following events: the satisfaction of the NYSE shareholder approval requirement for the issuance; the availability for the issuance of an exception to the NYSE shareholder approval policy evidenced by NYSE approval and compliance by the Company with the conditions to such exception; or the approval for listing of the Shares on the NYSE.

         5. Transfer by Each of the Purchasers. Neither the Shares to be purchased by Purchasers, nor any interest therein, shall be sold, transferred, assigned, or otherwise disposed





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of, unless the Company shall previously have received an opinion of counsel knowledgeable in federal securities law, in form and substance satisfactory to the Company and accompanied by such supporting documents as the Company may reasonably request, to the effect that registration under the Act is not required in connection with such disposition pursuant to the Act or the General Rules and Regulations thereunder. The certificates evidencing the Shares shall bear a conspicuous notation, substantially as provided below, setting forth the restrictions on transfer of the Shares:

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO SECTION 4(2) OF SAID ACT OR REGULATION D THEREUNDER AND NOT WITH A VIEW TO OR IN CONNECTION WITH THE DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE OFFERED FOR SALE OR SOLD OR OTHERWISE DISPOSED OF OR ENCUMBERED EXCEPT UPON COMPLIANCE WITH SAID ACT AND AS PERMITTED BY THE PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY.

         6.      Registration.

                 6.1      (a)     Incidental Registration.  The Company will
notify the Purchasers of any proposed filing of a registration statement at least thirty (30) days prior to each time that the Company proposes to file such registration statement covering shares of its Common Stock other than (i) a registration statement for the purpose of registering employees' stock options or plans or employees' stock purchase or other such director or employee plans on Form S-8 or its equivalent, or (ii) a registration statement filed in connection with a business combination, and will include in not more than two (2) such registration statements any Shares issued to Purchasers which Purchasers request to have so registered, by notifying the Company not later than ten (10) days after the receipt by Purchasers of the Company's notice. If any Purchaser requests such registration, all of the Purchasers shall be entitled to register such number of their Shares at that time as they shall specify in writing to the Company, subject to reduction on a pro rata basis if in the reasonable judgment of the Company or its underwriter or investment banker the inclusion of more shares could reasonably be expected to threaten the success of the registration or in the event that the proposed registration form is inappropriate to register their Shares at that time in the reasonable judgment of counsel to the Company.

                          (b)     Demand Registration.  If the Company has not
instituted registration procedures within the period ending forty-five (45) days after the date of this Purchase Agreement and which afford the Purchasers an opportunity to include their shares in such registration proceedings, the Purchasers shall be entitled to demand a registration with the SEC of some or all of their Shares. The demand must be made by the holders of not less than one-half of the Shares originally issued under the Purchase Agreement. The obligations of the Company and of the Purchasers in connection with any demand registration shall be as set forth in Section 5.1(c) below.





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                          (c)     Terms of Registrations.  The foregoing rights
and duties shall be subject to the following terms and conditions:

                                  (i)      The Company's duty to notify the
         Purchasers and to include any Purchaser's Shares in any such registration statement pursuant to an incidental registration under
         Section 5.1(a) shall cease after any of the Purchasers' Common Stock has been included in any two (2) effective registration statements, including any pursuant to Section 5.1(b).

                                  (ii)     The Company shall bear the cost of
         any registration statement and the incremental expense of including therein any of the Purchasers' Shares pursuant to this Section 5.1, except that the Purchasers shall bear the following expenses ratably applicable to each Purchaser's Common Stock: any underwriting discount or brokerage commissions, SEC or NYSE or "Blue Sky" filing or similar fees, securities transfer taxes, if applicable, and the Purchaser's own legal expenses.

                                  (iii)    The Company will use its best
         efforts to cause such registration statement to become effective under the Act; provided, however, that if any securities being sold directly by the Company are included in such registration statement, the Company may at its discretion elect not to proceed with such registration statement or to withdraw such registration statement after it has been filed but before it becomes effective under the Act without regard to whether the registration statement also includes any of the Purchasers' Shares. In the event that any such registration is terminated by the Company prior to effectiveness, such registration shall not be counted as one of the two (2) registration statements under which a Purchaser is entitled to include Shares hereunder.

                                  (iv)     If such registration statement
         relates to an underwritten public offering of the Company's Common Stock for cash and the underwriters or managing underwriters of such proposed offering determine in good faith that the marketability of the underwritten Company's Common Stock so requires, Purchasers' Common Stock which has been included in the registration statement pursuant to this section shall not be offered or sold to the public for such period up to sixty (60) days from the effective date of the registration statement, as such underwriters shall specify in writing. Nothing herein shall require Purchasers to offer such securities through any such underwriter.

                 6.2 The Company's obligations to Purchasers shall require it to use its best efforts to cause any such registration statement to be prepared in accordance with the Act and filed in an expeditious manner with due regard for continuity of the ordinary and necessary business operations of the Company. In connection with any requests pursuant to Section 5.1, the Company will (i) use its best efforts to permit a lawful distribution by Purchasers in the manner specified by Purchasers; (ii) use its best efforts to qualify or otherwise "blue sky" the proposed offering by Purchasers in California, New York, and not more than two (2) additional jurisdictions agreed upon by the holders of the majority of the shares included in the registration statement; provided, however, if such offering is underwritten by an underwriter, the Purchasers' Shares shall also be "blue skied" in all states covered by the underwriting; and provided, further, that nothing herein contained shall require the Company to qualify as a foreign corporation in a





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jurisdiction in which it is not presently qualified or to become licensed as a securities broker or dealer in any jurisdiction; (iii) use its best efforts to obtain approval for listing the shares included in the registration statement on the NYSE, or the other principal exchange, or the principal trading market or quotation system upon which shares of Company Common Stock are then traded;
(iv) provide Purchasers with a reasonable number of registration statements and prospectuses (including amendments and revisions) requested by Purchasers; and
(v) use its best efforts to have such prospectuses meet the requirements of
Section 10(a) of the Securities Act of 1933, as amended. The Company shall use reasonable efforts to cause any effective registration statement which includes Purchasers' Shares to remain effective for a period of at least ninety (90) days. Provided, however, in the event of a deferral in the inclusion of Purchasers' Shares, as provided in Section 5.1(c)(iv), such minimum period of ninety (90) days shall be extended by the period of such deferral.

                 6.3 The Company's obligations under this Section 5 are conditioned upon its being furnished by Purchasers with detailed descriptions of Purchasers, their Shares to be covered in the requested registration statement, their proposed method of distribution, and such other relevant information and undertakings as may be required. If any Purchaser or Purchasers do not furnish the requisite information, shares of such Purchasers need not be included in the registration statement. However, this shall not affect the right of the other Purchasers hereunder to have their Shares included within the registration statement.

                 6.4 Anything herein to the contrary notwithstanding, if the Company receives a request pursuant to Section 5.1 hereof and believes, in good faith, that registration under the Act is not required in order to permit the proposed sale or other disposition of such Shares covered by such request either because it reasonably believes it can obtain a "no-action letter" from the SEC permitting the proposed transactions without registration under the Act or it is not required by reason of Rule 144(k) or otherwise, within ten (10) days after receiving such request it will so notify Purchasers in writing and proceed diligently with Purchasers' cooperation to seek to obtain such "no-action letter" or opinion of counsel, as the case may be; provided, however, that if such "no-action letter" or an opinion of counsel reasonably satisfactory in form and substance to Purchasers and Purchasers' counsel (who must be knowledgeable in federal securities law) is not obtained and submitted to Purchasers within thirty (30) days from the date on which Purchaser made a request pursuant to Section 5.1 hereof, the Company shall diligently proceed to comply with such request in accordance with the terms hereof, without the imposition on Purchasers of an incremental registration expense occasioned by such delay.

                 6.5 In connection with any registration statement pursuant to this Section 5, Purchasers shall severally and not jointly indemnify and hold harmless the Company and each person (if any) who controls the Company within the meaning of Section 15 of the Act from and against all losses, claims, damages and liabilities to which the Company or any of them may be subject, actually or allegedly caused by any untrue or allegedly untrue statement of a material fact contained in any such registration statement or related prospectus or actually or allegedly caused by an omission to state therein a material fact actually or allegedly required to be stated therein or necessary to make the statements therein not misleading, which statement or omission shall have been made in reliance upon and in conformity with written information furnished to the Company by Purchasers or on Purchasers' behalf specifically for use in connection with such registration statement. Reciprocally, the Company hereby agrees to indemnify and hold harmless Purchasers, any broker or other person who may be deemed an underwriter for Purchasers and





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each person (if any) who controls the Purchasers or Purchasers' underwriter within the meaning of Section 14 of the Act, from and against all losses, claims, damages and liabilities to which such parties or any of them may be subject, actually or allegedly caused by any untrue or allegedly untrue statement of a material fact contained in any such registration statement or related prospectus or actually or allegedly caused by any omission to state therein a material fact actually or allegedly required to be stated therein or necessary to make the statements therein not misleading, except insofar as such statement or omission shall have been made in reliance upon and in conformity with written information furnished to the Company by or on behalf of Purchasers specifically for use in connection with such registration statement.

                          (a) The foregoing indemnity shall include reimbursements for any legal or other expenses incurred by the indemnified party or any director, officer or controlling person, as defined above, in connection with investigating or defending any such loss, damage, claim, liability or action.

                          (b) Promptly after receipt by an indemnified party under this Section 5.5 of notice of commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.5, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it or him, as the case may be, from any liability to any indemnified party otherwise than under this Section 5.5 except to the extent that the failure to so notify such party adversely affected the indemnifying party. In case any such action is brought against any indemnified party and it or he notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent desired, jointly, with any other indemnifying party similarly notified, assume the defense and control the settlement thereof, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party as to its or his election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section
         5.5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable cost of investigation.

                          (c) The Company and the Purchasers each have the right to make a reasonable investigation of the information contained in any registration statement covered by this Section 5 to confirm its accuracy, subject, however, to the obligation of each Purchaser to keep in confidence, and not to use for purposes of effecting any trades, any information derived until such time as the information is filed with the SEC on a non-confidential basis.

                 6.6 To the extent transfers of the Shares are permitted pursuant to Section 4 hereof, the Purchasers may transfer, assign or otherwise dispose of their rights under this Section 5, as a whole or in part, to one or more parties; but no such action by the Purchasers shall increase or otherwise affect the nature or extent of the Company's obligations provided in this Section.

         7. Hypothecation of Shares. The Company expressly agrees that any of the Purchasers may pledge, assign or otherwise hypothecate any of the Shares acquired hereby to any other Purchaser.





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         8.      Choice of Law and Venue; Jury Trial Waiver

         THE VALIDITY OF THIS PURCHASE AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA. THE COMPANY AND EACH PURCHASER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION. THE COMPANY AND EACH PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE PURCHASE AGREEMENT OR ANY OF THE AGREEMENTS, DOCUMENTS, INSTRUMENTS AND TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COMPANY AND EACH PURCHASER REPRESENTS FOR ITSELF THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A NON-JURY TRIAL BY THE COURT.

         9. Notices. Any notice or demand required or desired to be given to or served upon the Company or the Purchasers in connection herewith shall be in writing and deemed to have been sufficiently given or served for all purposes when delivered in person or when deposited in the United States mail certified or registered, postage prepaid, addressed or delivered as follows:

                If to the Company:        Comprehensive Care Corporation
                                          4350 Von Karman, Suite 280
                                          Newport Beach, CA  92660
                                          Attention:  Chriss W. Street, Chairman

                 If to the Purchasers:    Christopher K. Wyncoop
                                          B.L.C. Investments
                                          2361 Campus Drive, Suite 214
                                          Irvine, CA  92715-1424

                     Number of
                of Shares Purchased           Purchasers:

                       5,000              B.L.C. Investments





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or, if any other address shall at any time be designated by the Company or by the Purchaser in writing in conformance with the provisions hereof, to such other address.

         10. Parties in Interest. All the terms and provisions of this Purchase Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, other than purchasers of Shares sold to the public pursuant to Section 5 hereof.

         11. Section and Other Headings. Section and other headings herein are for reference purposes only, and shall not be used in any way to govern, limit, modify, construe or otherwise affect this Purchase Agreement.

         12. Counterparts. This Purchase Agreement may be executed with each Purchaser in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed but one and the same instrument.

         13. Attorneys' Fees. In the event of any suit or action arising out of an Event of Default under this Purchase Agreement, the Purchasers shall be entitled to reasonable attorneys' fees and costs of suit.

         14. Entire Agreement. This Purchase Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and the Purchasers are relying on no representation, warranty or understanding not expressly contained herein.

         IN WITNESS WHEREOF, the undersigned have caused this Purchase Agreement to be executed by the undersigned persons thereunto duly authorized.

                             "Company"

                             COMPREHENSIVE CARE CORPORATION


                             By:
                                ------------------------------------------------
                                    Chriss W. Street, Chairman of the Board,
                                    Chief Executive Officer and President





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                             "Purchasers"

                             B.L.C. INVESTMENTS


                             By:
                                ------------------------------------------------
                                    Christopher K. Wyncoop

                             Title:
                                   ---------------------------------------------

                                  SCHEDULE 2.3
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT


                             Pending or Threatened
                     Litigation or Governmental Proceedings

            INCORPORATED BY REFERENCE TO RELEVANT DISCLOSURE IN THE
                         COMPREHENSIVE CARE CORPORATION
                         QUARTERLY REPORT ON FORM 10-Q
                    FOR THE QUARTER ENDED FEBRUARY 28, 1995
        IN THE FORM AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 2.4
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT


Shareholders' (Common Stock Purchase) Rights Plan                                        *

1988 Incentive Stock Option Plan                                                   491,130

1988 Non Statutory Stock Option Plan                                               200,000

Options not within a Plan                                                           97,500

Directors' Stock Option Plan                                                       200,000

Secured Convertible Note                                                           333,333**
due January 1997

Private Placements (shares unissued)                                               472,500
        Includes:  Lindner (100,000+15,000+135,000);
        Moriarty (150,000+22,500); Quinn Trust (10,833); Others (up to 130,000);
        W.V.C. Limited (4,167); B.L.C. Investments (5,000)

Option to purchase of American Mental Health Care, Inc.                             44,054

Potential purchase price of American Mental Health Care, Inc.                      132,162

Option issued to Physician Corporation of America                                  100,000

Shares issuable on Conversion of
Convertible Subordinated Debentures (approx.)**                                     35,000***

Shares issuable upon proposed exchange with Debentureholders                       150,000***

*Each share of Common Stock outstanding or issued will have one attached Right to purchase, initially, one share of Common Stock. In the event a person becomes an Acquiring Person, as defined in the Rights Agreement, the number of shares purchasable with one Right will be subject to increase based on a formula that provides generally for a purchase of $300 worth of shares of Common Stock at a price equal to 50% of the then current market value, as defined. **Subject to anti-dilution adjustments. ***Excludes shares issuable upon future voluntary reductions of the conversion price in the discretion of the Company.

2,214,508 shares, in addition to shares reserved as indicated above, were outstanding at May 31, 1995. These shares outstanding included 2,148,414 shares represented by new certificates for post-reverse-split Common Stock and an estimated 66,094 (subject to payment in lieu of fractional shares) of new shares represented by unexchanged old certificates nominally representing 660,940 shares of pre-reverse split common stock. All numbers reflect the 1-for-10 reverse stock split effected in October 1994.

                                  SCHEDULE 2.5
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT

                                  Subsidiaries

                                                   % STOCK OWNED                    STATE OF INCORP.
                                           ----------------------------       ----------------------------
CareManor Hospital of Washington, Inc.                  100%                          Washington
Trinity Oaks Hospital, Inc.                             100%                          Texas
Starting Point, Inc.                                    100%                          California
CareInstitute (Non-Profit)                              100%                          California
CareUnit Clinic of Washington, Inc.                     100%                          Washington
CareUnit Hospital of Ohio, Inc.                         100%                          Ohio
CareUnit, Inc.                                          100%(7)                       Delaware
Comprehensive Behavioral Care, Inc.,
  formerly called AccessCare, Inc.                     86.5%(8)                       Nevada
Newport Point, Inc.(1)(4)                                80%                          Delaware
Access Managed Care, Inc.(2)                            100%                          Ohio
Managed Behavioral HealthCare, Inc.(1)(3)               100%                          Florida
N.P.H.S., Inc.(2)                                       100%                          California
NeuroAffiliates Company(2)(6)                           100%                          California
CareUnit, Inc.(1)                                       100%                          California
Comprehensive Care Corporation(1)                       100%                          Nevada
CareUnit Hospital of St. Louis, Inc.(1)                 100%                          Missouri
CareUnit Hospital of Albuquerque, Inc.(1)               100%                          New Mexico
CareUnit Hospital of Nevada, Inc.(1)                    100%                          Nevada
CareUnit of Chicago, Inc.(1)                            100%                          Illinois
GVHC, Inc.(1)                                            50%                          Minnesota
CMP Properties, Inc.(1)                                 100%                          Oregon
CompCare Health Services, Ltd.(1)                       100%                          Canada
AccessCare of Washington, Inc.(2)(5)                    100%                          Washington
CareUnit of Florida, Inc.(2)                            100%                          Florida

- --------------------------------------------------------------------------------
(1) Inactive and in the process of dissolution.
(2) Inactive.
(3) Formerly known as Mental Health Programs, Inc.
(4) Stock interest held by Starting Point, Inc.
(5) Stock interest held by AccessCare, Inc.
(6) Unincorporated.  N.P.H.S. holds this interest.
(7) The Company has agreed to pledge these shares to secure its performance of the letter agreement dated March 3, 1995 between the Company and a representative of debentureholders, which requires that the Company offer up to approximately $4,775,000 in cash, plus $1,150,000 in shares of Common Stock, plus $765,000 in cash in lieu of interest, to exchanging debentureholders, assuming the tender of all of the outstanding debentures. The Company may issue additional shares of Common Stock or securities related to Common Stock in order to retire the debentures. Any such transactions may be dilutive to the Purchaser. (8) Reflects a purchase by Physician Corporation of America of shares of preferred stock representing a 13.5% fully-diluted interest in the subsidiary.

                                  SCHEDULE 2.6
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT

Although some corporate minutes are not completed and executed, the Company believes that the necessary corporate authorizations material to this transaction are fully effective.

                                  SCHEDULE 2.9
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT

The Company has submitted a listing application to the NYSE covering certain shares issuable by the Company, and intends to amend such application to include these shares. In connection with the application, the Company has applied for an exception to the NYSE Shareholder Approval Policy based on the Company's severe financial distress. The Audit Committee of the Board of Directors of the Company approved reliance upon that exception for such other shares and will be asked to approve reliance upon exception for issuance of the Shares pursuant to the foregoing Purchase Agreement. Such exception is also subject to review and approval by the NYSE, and no assurances can be made that such approval will be forthcoming. Under such exception, one or more news releases and notices will be required that express the Company';s reliance on the exception because of the financial distress of the Company.

                                 SCHEDULE 2.10
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT

In connection with the resignation of Arthur Andersen LLP ("Andersen") from its audit engagement with the Company, Andersen indicated that "We have advised the Company that if Arthur Andersen LLP is requested in the future to include our reports on the Company's 1993 and 1994 financial statements in future filings with the Securities and Exchange Commission, we would consider undertaking an engagement to respond to each such request based on the existing facts and circumstances. Any such engagement would require that we (a) perform a post-audit review based on procedures and scopes as we considered necessary in the circumstances, and (b) determine the appropriate form of any report reissuance at that time based on the results of those procedures." There can be no assurances that Andersen would reissue its audit reports at this time
without additional or other qualifications or uncertainties.   Also there are
no assurances made that events subsequent to the date of the most recent audited or unaudited financial statements do not, or would not be expected to, have material and adverse effects on the financial condition of the Company. The Company's Form 8-K filed on or about May 22, 1995 and Form 8-K/A filed on
or about June 2, 1995 contain additional information.   Also see Schedule 2.11.

                                 SCHEDULE 2.11
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT

The Securities and Exchange Commission ("SEC") has delivered comment letters to the Company from time to time since early 1995 regarding the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994, and which contains requests that the Company amendment such report and subsequent Forms 10-Q in conformity with such comments. The Company has responded and is attempting to persuade the SEC that the Form 10-Q, and the financial statements therein, does comply with applicable requirements, and that other comments are not an appropriate basis to require amending any filings. No assurances can be made of the outcome of the SEC comments. In the event such SEC comments are not resolved in a manner favorable to the positions of management, the Company may incur liability that potentially could arise in connection with SEC, shareholder or similar claims under applicable securities laws, any of which could have a materially adverse effect on the Company's financial condition. Until such comments can be satisfactorily resolved, the Company may be unable to register securities with the SEC, which could have a material and adverse effect on the Company's financial condition. Purchasers may review and ask questions concerning the SEC comment letters and the issues raised thereby.

Reference is made to the SEC Reports and to the Exhibits thereto, which provide additional information relevant to an investment in the Shares.

                                 SCHEDULE 2.12
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT

As described in the Company's Form 10-Q for the period ended February 28, 1995, the Company is subject to "listing watch" by the NYSE and fails to satisfy continuing listing requirements of the NYSE. The Company has been required to present financial plans and projections to the NYSE, and has generally not met such projections, and may not have shown improvement in the necessary listing standard criteria. The Company understands that continued listing of the Common Stock on the NYSE was made subject to substantial improvement toward meeting such requirements. No assurances can be made that the Company's Common Stock will continue to be listed on the NYSE, or in the potential event of NYSE delisting, that the Common Stock will be acceptable for quotation on the Nasdaq Stock Market.

                                  RISK FACTORS
                                    SCHEDULE
                                       TO
                        COMMON STOCK PURCHASE AGREEMENT

In addition to all other factors described in the foregoing Purchase Agreement, these Schedules, and the documents referred to therein or herein, Purchasers should consider the following risk factors:

                                  RISK FACTORS


HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

         There can be no assurance that the Company will be able to achieve profitability and positive cash flows from operations or that profitability and positive cash flow from operations, if achieved, can be sustained on an ongoing basis. Moreover, if achieved, the level of that profitability or that positive cash flow cannot accurately be predicted.


NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF FUTURE FUNDING

         The Company's negative cash flow from operations has consumed substantial amounts of cash. Payment of amounts due the IRS on or before July 12, 1995 and retiring of 7 1/2% Convertible Subordinated Debentures, which the Company has agreed to use its best efforts to do before approximately July 31, 1995, also will require substantial amounts of cash. Issuance of additional equity securities by the Company could result in substantial dilution to then-existing stockholders. There can be no assurance that additional financing will be available on acceptable terms, if at all. In the event of a failure to meet these obligations on a timely basis, the Company may become liable for substantial amounts in addition to the negotiated amounts presently contemplated pursuant to the debenture letter agreement or IRS settlement agreement.


DISPOSITION OF ASSETS

         Since the date of the Company's most-recent filings with the SEC (an "SEC Report") describing the Company's properties, the Company lease was terminated in Grand Rapids, Michigan and the Company ceased operations in that facility; however, the Company entered into an agreement with Longford Health Sources, Inc, to operate a chemical dependency unit in Kent Community Hospital in Grand Rapids, Michigan; and the Company received an early payment of $2.75 million in cash as full payment for the March 5, 1995 sale of its 136-bed freestanding facility in Sacramento, California to SPS Health Care, Inc. for $3.83 million, subject to an early payment discount.

         The Company has been required to dispose of various properties in order to raise working capital, and no assurance can be made that such dispositions will not have adverse effects on the Company's financial condition or that the Company has additional assets that could be disposed of in order to fund its capital requirements.

         In connection with a March 3, 1995 letter agreement with a representative of the debentureholders, the Company has agreed to pledge all of the shares of its CareUnit, Inc. subsidiary. The agreement provides that "At 150 days after the date of this Agreement, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date, and if the Offer has not then been consummated, the Company shall pledge (with the Trustee, or an alternate acceptable to the Company, to act as pledgeholder on terms of a written agreement containing standard terms reasonably acceptable to the Participating Securityholders) all of the Shares as collateral for its obligation to purchase the Securities pursuant to the Offer or otherwise. Such pledge may only be foreclosed upon following 180 days after the date hereof at the request of any Securityholder or the Trustee if the Offer is not consummated on or prior to such date, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date. ... Upon consummation of the
Offer, the said pledges shall be released." No assurances can be made that any such pledged shares will be returned to the Company or that the Company will not be required to perform such agreement, or otherwise satisfy its obligations to debentureholders.


ENGAGEMENT OF ERNST & YOUNG; DELAYS IN SEC FILINGS

         The Company engaged Ernst & Young LLP ("EY") to audit the Company's financial statements for the year ended May 31, 1995 on or about July 5, 1995. There can be no assurance made that the Company's fiscal 1995 financial statements can be audited prior to the 90th day following the year end, as required to file Form 10-K with the Securities and Exchange Commission (the "SEC") within such period, or prior to the end of the extension period allowed by Rule 12b-25. No assurances may be made that the audit report, when issued, will not contain disclaimers or uncertainties as to any matters covered by the financial statements, including but not limited to going concern qualifications or disclaimers. Also the Company's or any of its subsidiaries' audited financial statements may be required to be completed within such time period or a shorter time period by various agreements. Late filing could be a default under such or other agreements. In addition, the Company has requested Arthur Andersen LLP ("Andersen"), the Company's former auditors, to consent to the inclusion of its audit reports for the 1993 and 1994 fiscal years. As indicated by Andersen in its letter addressed to the SEC, Andersen intends to conduct a due diligence review in order to ascertain whether it believes that its report could be reissued without modifications, or what modifications of its report and qualifications or uncertainties therein would be necessary. No assurance may be made that Andersen will be engaged by the Company or would undertake or complete its due diligence in a timely manner or that the Company will continue the engagement of Andersen in the event that the expense or time consumed thereby is deemed unreasonable by the Company. The consent of Andersen to use such reports, or in lieu thereof reports of another auditor (requiring another complete audit of such periods) will be necessary in order to file Form 10-K with the SEC within such period, or prior to the end of the extension period allowed by Rule 12b-25. Failure to timely file a Form 10-K may result in the unavailability of Rule 144 for resales of Common Stock, delays in registration of shares of Common Stock under the Securities Act of 1933 (the "Act"), shareholder claims for failure to provide timely public information, and other material adverse effects. Also the pending SEC comments to the Company's previous SEC reports may result in delays in filing or the effectiveness of registration statements to register shares of Common Stock under the Act.


INVOLUNTARY BANKRUPTCY PETITION; ACCELERATION OF INDEBTEDNESS

         Despite the dismissal in March 1995 of the involuntary bankruptcy petition filed against the Company by three purported creditors, no assurance may be made that such or other persons whom the Company owes any debt could not file another involuntary petition in bankruptcy court. The Company's 7 1/2 Convertible Subordinated Debentures continue to be in default, including the payment default involving interest accruing from April 1994 on approximately $9.5 million of outstanding face amount, and interest on default interest, and continue to be purportedly accelerated, and immediately payable in full. To rescind the acceleration of the Debentures would require written consent of a majority of the Debentures and the cure of all existing defaults. No assurances can be made that the holders of Debentures will consent to rescission of the acceleration or that the defaults can be cured. The Company's ability to solicit consent of Debentureholders may be subject to Rule 14a under the Exchange Act, which may require that the Company provide audited and unaudited financial information to holders, some or all of which may not be available until the audit of fiscal 1995 is completed. In the event that the Company does not retire the Debentures as and when contemplated in the March 3, 1995 letter agreement, Debentureholders who filed the earlier involuntary petition may file another such petition. Other creditors may also file such a petition, or institute other actions against the Company, in order to prevent the Debentureholders from collecting on their debts in advance of payment to themselves. The acceleration of the Debentures constitutes a default under all senior debt of the Company; and the holder of the $2 million Senior Convertible Note due January 9, 1997 is entitled to accelerate the amount due thereunder, and if not paid to foreclose on collateral including two hospital properties. Previously, in January 1995, the Company's free-standing hospital facility in Aurora, Colorado and the Care Unit Hospital of Ohio, Inc., an Ohio corporation and a wholly-owned subsidiary of the Company, free-standing hospital facility in Cincinnati, Ohio were given as collateral for the Company's $2 million Secured Convertible Note due January 9, 1997 payable to Lindner Funds.


TAXES

         The Company may claim entitlement to tax deductions on account of specified liability losses defined in Section 172(f) and intends to attempt to reduce, by means of an offset against taxes due for the 1995 tax year, its obligations to the Internal Revenue Service ("IRS") for amounts currently due and payable to the IRS pursuant to a settlement agreement relating to tax years 1987 through 1991. Section 172(f) is an area of the tax law without substantial legal precedent. There may be substantial opposition by the IRS to such claims, and no assurances can be made of the ability to claim such deductions. The accountants that are engaged to prepare such tax claims are not independent with regard to the claims and will be compensated on a contingent basis. In the event that prior tax returns are amended in order to utilize some of the claimed deductions, neither the Company nor the IRS will be foreclosed by the settlement agreement from raising additional issues.

         The Company's ability to use any Net Operating Losses may be subject to limitation in the event that the Company issues or agrees to issue substantial amounts of additional equity.

         The Company may be unable to utilize some or all of its allowable tax deductions or losses, which depends upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover periods.


PCA INVESTMENT IN ACCESSCARE

         On or about May 23, 1995, AccessCare, Inc. ("AccessCare") sold a 13.5% equity interest for $1 million to Physician Corporation of America ("PCA"). In connection with that investment AccessCare and the Company granted PCA a right of first refusal to acquire AccessCare, and the Company granted PCA a 10-year option to purchase 100,000 shares of the Company's Common Stock in exchange for its interest in AccessCare.


COMPCARE INVESTMENT IN AMHC

         The Company agreed to issue American Mental Health Care, Inc. ("AMHC") 44,054 shares of the Company's Common Stock in return for a one-year management contract between AccessCare and AMHC, one-third of the shares of AMHC and a one-year option to acquire all of the shares of AMHC for an aggregate of 132,162 additional shares to be issued to shareholders of AMHC. The Company sought such an arrangement in lieu of an immediate purchase in order to accommodate corporate-clean up at AMHC relating to inadequate stock records and to obtain confirmation that alleged employee stock grants were effectively rescinded or repurchased.


DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

         The Company's ability to succeed in increasing revenues may depend in part on the extent to which reimbursement of the cost of such treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. As a result of reimbursement changes and competitive pressures, the contractual obligations of the Company have been subject to intense evaluation.


UNCERTAINTY OF PRICING; HEALTHCARE REFORM AND RELATED MATTERS

         The levels of revenues and profitability of healthcare companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement governmental controls on the price of healthcare. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company.


MANAGEMENT OF EXPANSION

         The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as managed care, are expected to place increased demands on the Company's resources. These demands are expected to require the retention of current management and the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to retain or acquire such services or to develop such expertise could have a material adverse effect on the prospects for the Company's success.


MANAGEMENT OF TRANSITION

         The Company's prospects for success depend, to a degree, on its ability to successfully implement its current restructuring plans. The failure of the Company to successfully transition, or any unanticipated or significant delays in such transition, could have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to achieve its planned transition without disruption to its business or that the new facilities or management information system will be adequate to sustain future growth.


SHARES ELIGIBLE FOR FUTURE SALE

         The Company contemplates issuing substantial amounts of equity through private placements and other private transactions that have been committed to but not completed, pending listing on NYSE, shareholder approval, or the exercise or conversion by holders of securities, and the Company anticipates issuances of additional equity, including without limitation to holders of approximately $9.5 million of outstanding convertible debentures. Issuance or these shares, registration thereof pursuant to registration rights or otherwise, and additional sales of these shares could adversely affect the trading prices of the Common Stock.


PRICE VOLATILITY IN PUBLIC MARKET

         The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Trading prices of securities of companies in the managed care sector have experienced significant volatility.

ANTI-TAKEOVER PROVISIONS

         The Company's Restated Certificate of Incorporation provides for 60,000 authorized shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders, which could have the effect of diluting the Common Stock or reducing working capital that would otherwise be available to the Company. The Company's Restated Certificate of Incorporation also provides for a classified board of directors, with directors divided into three classes serving staggered terms. In addition, the Company's stock option plans generally provide for the acceleration of vesting of options granted under such plans in the event of certain transactions which result in a change of control of the Company. In addition,
Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders.
In addition each share of the Company's Common Stock includes one right on the terms, and subject to the conditions, of the Rights Agreement between the Company and Continental Stock Transfer & Trust Company. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and therefore could adversely affect the price of the Company's Common Stock.


INVESTOR FILING REQUIREMENTS

         The Common Stock of the Company is a class of equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Therefore, an person's direct or indirect beneficial ownership of more than five percent of the outstanding Common Stock of the Company will result in the applicability of filing requirements pursuant to Regulation 13D-G. Reports of holdings on Schedule 13D or short form Schedule 13G, and amendments thereto, must be delivered by the investor to the Company, the principal exchange on which the Common Stock is traded, and the SEC at times required by such regulation. Additional requirements apply to ten-percent-beneficial holders under Rule 16 under the Exchange Act relating to short-swing profits. All filing and other requirements, whether or not stated above, are solely the responsibility of the investor. The Company requests that the investor consult legal counsel concerning any requirements that may apply.


ACCREDITED INVESTORS; MANNER OF SALE

         The Company's sale of Common Stock is intended to be made only to accredited investors and without any general solicitation or advertising. failure of the Company to comply with requirements of Section 4(2) or 4(6) under the Act or Regulation D under the Act may have material adverse effects on the Company's financial condition and prospects. The investors' representations to the Company are material inducements to the Company. If the investors are aware of any reason that any of such exemptions under the Act is or may be unavailable, such investor should promptly inform the Company and not purchase the Common Stock.